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Filed Pursuant to Rule 424(b)(5)
File No. 333-134660

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2008

Preliminary Prospectus Supplement to Prospectus dated January 8, 2008.

We will amend and complete the information in this preliminary prospectus supplement. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

15,000,000 Shares

Xcel Energy Inc.

Common Stock

        We are offering 15,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol "XEL." The last reported sale price of our common stock on September 9, 2008 was $20.86 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page S-4 to read about important factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriters have agreed to purchase the common stock from us at a price of $            per share which will result in $            of proceeds to us. The underwriters may also purchase up to an additional 2,250,000 shares at the same price per share within 30 days from the date of this prospectus supplement to cover over-allotments.

        The underwriters may offer the common stock in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or negotiated prices.

        The common stock will be ready for delivery through the facilities of The Depository Trust Company on or about September 15, 2008.

Morgan Stanley	Citi

Prospectus Supplement dated September     , 2008

        This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering of our common stock. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering that we provide to you. We have not authorized anyone to provide you with different information and, if given, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

        If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Prospectus Supplement

Prospectus

Special Note Regarding Forward-Looking Statements	ii
Where You Can Find More Information	iii
Xcel Energy Inc.	1
Use of Proceeds	1
Ratio of Earnings to Fixed Charges	1
Description of Senior Unsecured Debt Securities	2
Description of Junior Subordinated Debt Securities	9
Book-Entry System	17
Description of Common Stock	20
Plan of Distribution	25
Legal Opinions	25
Experts	25

i

 PROSPECTUS SUPPLEMENT SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before buying our common stock. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under "Where You Can Find More Information" in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the "Company," "we," "us" and "our" refer to Xcel Energy Inc., a Minnesota corporation.

 The Company

        We are a public utility holding company with four major public utility subsidiaries: Northern States Power Company, a Minnesota corporation ("NSP-Minnesota"); Northern States Power Company, a Wisconsin corporation ("NSP-Wisconsin"); Public Service Company of Colorado, a Colorado corporation ("PSCo"); and Southwestern Public Service Company, a New Mexico corporation ("SPS"). NSP-Minnesota serves approximately 1.4 million electric customers and 0.5 million gas customers in Minnesota, North Dakota and South Dakota. NSP-Wisconsin serves approximately 245,000 electric customers and 100,000 gas customers in northern Wisconsin and Michigan. PSCo serves approximately 1.3 million electric customers and approximately 1.3 million gas customers in Colorado. SPS serves approximately 386,000 electric customers in portions of Texas and New Mexico. We also have several non-utility subsidiaries, including Eloigne Co., which invests in rental housing projects that qualify for low-income tax reported credits.

        We were incorporated in 1909 under the laws of Minnesota as Northern States Power Company. On August 18, 2000, we merged with New Century Energies, Inc. and our name was changed from Northern States Power Company to Xcel Energy Inc. Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401 and our telephone number is (612) 330-5500.

Business Developments

        For the third quarter of 2007, we reported GAAP earnings of $0.59 per share. As previously reported, earnings for the third quarter of 2007 included several positive items, which are not expected to reoccur in the third quarter of 2008, including the following:

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  An adjustment reducing depreciation expense increased earnings by $0.04 per share in the third quarter of 2007. In the third quarter of 2007, depreciation expense was reduced by approximately $31 million due to the approval by the Minnesota Public Utilities Commission ("MPUC") of NSP-Minnesota's remaining lives depreciation filing lengthening the life of the Monticello nuclear plant by 20 years, effective as of January 1, 2007. The filing also resulted in certain other smaller plant life adjustments.

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  Warmer than normal temperatures increased earnings by $0.04 per share in the third quarter of 2007.

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  Earnings from the company's company-owned life insurance ("COLI") program contributed $0.01 per share in the third quarter of 2007. During 2007, we resolved a dispute with the Internal Revenue Service regarding our COLI program. As a result of this resolution, we terminated our COLI program and no longer receive tax benefits or incur costs associated with the COLI program.

        As a result, we currently expect that our earnings for the third quarter of 2008 will be less than our earnings for the third quarter of 2007. Nevertheless, we continue to expect that our 2008 earnings from continuing operations will be within our previously announced guidance of $1.45 to $1.55 per share.

        On September 3, 2008, NSP-Wisconsin agreed to sell $200 million in aggregate principal amount of its 6.375% first mortgage bonds series due September 1, 2038. Closing of the offering is expected to occur on September 10, 2008. NSP-Wisconsin intends to add the net proceeds from the sale of the first mortgage bonds to its general funds and apply a portion of those net proceeds to fund the payment at maturity of $80 million of its 7.64% senior notes due October 1, 2008 and the repayment of short-term debt. The balance of the net proceeds is expected to be used for general corporate purposes that may include the refinancing of higher-interest rate long-term debt and general working capital.

        On August 6, 2008, PSCo sold $300 million in aggregate principal amount of its 5.80% first mortgage bonds due 2018 and $300 million in aggregate principal amount of its 6.50% first mortgage bonds due 2038. PSCo added the net proceeds from the sale of the first mortgage bonds to its general funds and intends to apply a portion of those net proceeds to fund the payment at maturity of $300 million of 4.375% first mortgage bonds due October 1, 2008. The balance of the net proceeds is expected to be used for the repayment of short-term debt and general working capital.

        As previously disclosed in our most recent annual and quarterly report filings with the Securities and Exchange Commission, following the filing of its resource plan with the MPUC, NSP-Minnesota issued a request for proposal ("RFP") for 500 megawatts of wind power in December 2007. The proposals were received in March of 2008.

        NSP-Minnesota is currently evaluating proposals and in negotiations for new wind generation resources on the NSP system for both Community-Based Energy Development Wind Projects that would be contracted to NSP-Minnesota through power purchase agreements, and for wind projects that would be developed and then transferred to NSP-Minnesota for direct ownership through build-transfer agreements with project developers. In addition to the RFP discussed above, NSP-Minnesota is also evaluating proposals for potential ownership of incremental wind generation in North Dakota.

        If NSP-Minnesota is successful in negotiating ownership of this wind generation and it receives regulatory approval, it could have a significant effect on our capital expenditures over the next several years.

 THE OFFERING

        The following summary contains basic information about this offering. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including "Description of Common Stock."

Issuer	Xcel Energy Inc.
Common stock offered by us	15,000,000 shares of our common stock.
Common stock to be outstanding after this offering	446,338,364 shares.
Use of proceeds	We intend to add the net proceeds from the sale of the common stock offered hereby to our general funds and use those proceeds to repay commercial paper.
New York Stock Exchange symbol	XEL
Dividend policy

We expect to pay dividends on our common stock in amounts determined from time to time by our board of directors. Future dividend levels will be dependent on our results of operations, financial position, cash flows and other factors.

        In this prospectus supplement, we calculated the number of shares of our common stock to be outstanding after this offering based on 431,338,364 shares of common stock outstanding on August 31, 2008. In calculating that number of shares, we did not take into account shares reserved for future issuance upon conversion of outstanding stock options or upon satisfaction of performance targets under outstanding equity compensation awards or other convertible securities. The number of shares outstanding after the offering assumes that the underwriters' over-allotment is not exercised. If the underwriters exercise their over-allotment option in full, we will issue and sell an additional 2,250,000 shares. For more information, see "Underwriting" below.

        Our common stock includes associated rights to purchase common stock pursuant to our Stockholder Protection Rights Agreement (the "Rights Agreement") between us and The Bank of New York Mellon, as successor rights agent. Each right to purchase common stock entitles its registered holder to purchase from or exchange with us one share of common stock pursuant to the terms of the Rights Agreement. You should read the accompanying prospectus, which provides more detail about the rights, before investing in our common stock.

 RISK FACTORS

        An investment in our common stock involves various risks. Before deciding to invest in our common stock, you should carefully consider the risks, uncertainties and cautionary language and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008. Any of the risks or uncertainties described therein could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment.

USE OF PROCEEDS

        We estimate that our proceeds from the sale of the common stock in this offering will be approximately $             million ($             million if the underwriters' over-allotment option is exercised in full), after deducting estimated expenses payable by us. We intend to add the net proceeds from the sale of the common stock offered hereby to our general funds and use those proceeds to repay commercial paper. As of August 31, 2008, we had approximately $471.2 million of outstanding commercial paper with a weighted average interest rate of approximately 2.97%.

 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed on the New York Stock Exchange under the symbol "XEL." The following table sets forth the range of intra-day high and low sale prices, as reported on the New York Stock Exchange Composite Tape, and the cash dividends declared on the shares of common stock for the periods indicated.

	High	Low	Dividend(1)
2006:
First Quarter	$19.61	$17.91	$0.2150
Second Quarter	$19.76	$17.80	$0.2225
Third Quarter	$21.05	$18.96	$0.2225
Fourth Quarter	$23.63	$20.56	$0.2225
2007:
First Quarter	$24.94	$22.75	$0.2225
Second Quarter	$25.03	$19.97	$0.2300
Third Quarter	$22.41	$19.59	$0.2300
Fourth Quarter	$23.50	$20.70	$0.2300
2008:
First Quarter	$22.90	$19.39	$0.2300
Second Quarter.	$21.65	$19.67	$0.2375
Third Quarter (through September 9, 2008)	$21.09	$19.49	$0.2375

(1)
Dividends were declared in the quarter indicated but paid in the subsequent quarter.

        On September 9, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $20.86 per share.

        We expect to pay dividends on our common stock in amounts determined from time to time by our board of directors. On August 12, 2008, our Board of Directors declared a dividend of $0.2375 per share of common stock payable on October 20, 2008 to shareholders of record on September 25, 2008. Dividends are typically paid on the 20th day of January, April, July and October of each year. Shareholder who hold of record our common stock, including common stock issued pursuant to this offering, as of September 25, 2008 will be entitled to receive the dividend payment on October 20, 2008.

        Future dividend levels will be dependent on our results of operations, financial position, cash flows and other factors. See "Description of Common Stock" in the accompanying prospectus for a discussion of certain restrictions on the payment of our dividends, and "Risks Associated with Our Holding Company Structure" under "Item 1.A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable United States federal income tax regulations promulgated or proposed under the Code (the "Treasury Regulations"), administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities are subject to change, possibly retroactively, and are subject to differing interpretations, so as to result in United States federal income tax consequences different from those set forth below. This summary is applicable only to holders who hold our common stock as a capital asset for United States federal income tax purposes. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to such statements and conclusions.

        This summary also does not address any possible applicability of any United States federal tax other than the income tax, including but not limited to the United States federal estate tax or gift tax, or the tax considerations arising under the laws of any non-United States, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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  banks, insurance companies or other financial institutions;

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  persons subject to the alternative minimum tax;

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  tax-exempt organizations;

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  pension funds;

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid United States federal income tax;

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  persons that are partnerships or other pass-through entities;

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  certain former citizens or long-term residents of the United States;

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  U.S. holders (as defined below) whose "functional currency" is not the United States dollar;

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  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

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  persons deemed to sell our common stock under the constructive sale provisions of the Code.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holder and Non-United States Holder Defined

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of shares of common stock who is for United States federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more "United States persons," as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, is a holder of our common stock, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, are urged to consult their own tax advisors concerning the tax consequences of holding and disposing of our common stock.

        For purposes of this discussion, a "Non-U.S. holder" means any beneficial owner of common stock that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes. A Non-U.S. holder should review the discussion under the heading "—Non-U.S. Holders" below for more information.

U.S. Holders

  Distributions on Common Stock

        Distributions to a U.S. holder with respect to shares of our common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution. Dividends will be taxable to a U.S. holder as ordinary income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated as a return of capital to the extent of a U.S. holder's adjusted tax basis in our shares of common stock and thereafter as capital gain from the sale or exchange of such shares of common stock.

        Dividends received by individual and other non-corporate U.S. holders on our common stock in taxable years beginning on or before December 31, 2010 will generally be subject to United States federal income tax at lower rates applicable to long-term capital gains, provided that certain conditions are met. Dividends paid to corporate U.S. holders will generally qualify for a dividends received deduction, provided that certain conditions are met. U.S. holders should consult their own tax advisors concerning the applicability of these rules to their particular circumstances.

  Sale or Other Taxable Disposition of Common Stock

        A U.S. holder will generally recognize capital gain or loss upon the sale, exchange or other taxable disposition of our common stock and, if such holder's holding period in such common stock exceeds one year, such gain or loss will generally be treated as a long-term capital gain or loss. The amount of the U.S. holder's gain or loss will be equal to the difference between the amount of cash plus the fair market value of any property received by the U.S. holder in exchange for the disposed common stock and such U.S. holder's adjusted tax basis in the common stock. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        Certain non-exempt U.S. holders may be subject to information reporting in respect of any dividends on our common stock and the proceeds of the sale or other disposition of our common stock. In addition, backup withholding may apply, currently at a rate of 28%, if the U.S. holder (i) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, in the manner required by the applicable Treasury Regulations, (ii) fails to certify that such holder is eligible for an exemption from backup withholding or (iii) otherwise fails to comply with the applicable backup withholding rules. Amounts withheld under backup withholding are allowable as a refund or a credit against the U.S. holder's federal income tax upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

  Distributions

        Any distributions we make with respect to our common stock will generally constitute dividends for United States federal income tax purposes to the extent payable from our current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will first constitute a non-taxable return of capital, which reduces a Non-U.S. holder's tax basis in its shares of our common stock, but not below zero, and thereafter will be treated as gain from the sale of stock.

        Any dividend on our common stock paid to a Non-U.S. holder generally will be subject to United States withholding tax at a rate of 30% of the gross amount of the dividend, subject to any exemption or lower rate as may be specified by an applicable tax treaty, unless the dividends are effectively connected with the conduct by a Non-U.S. holder of a trade or business within the United States and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder. We may withhold up to 30% of the gross amount of the entire distribution even if the amount of the distribution is greater than the amount constituting a dividend, as described above, to the extent provided for in the Treasury Regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a Non-U.S. holder may obtain a refund of any excess amounts withheld if it timely files an appropriate claim for refund with the IRS.

        In order to receive a reduced rate of or an exemption from withholding tax under an income tax treaty, a Non-U.S. holder is required to satisfy certain certification requirements, which may be met by providing us or our agent with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying, under penalty of perjury, as to its qualification for the reduced rate or exemption. Special certification and other requirements apply to certain Non-U.S. holders that are partnerships or other pass-through entities.

        Dividends received by a Non-U.S. holder that are effectively connected with the holder's conduct of a United States trade or business and, if required by an applicable income tax treaty, that are attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder will generally be exempt from withholding tax. In order to obtain this exemption, a Non-U.S. holder must satisfy certain certification requirements, which may be met by providing us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are subject to United States federal income tax and are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition, if a Non-U.S. holder is a corporate non-United States holder, dividends received that are effectively connected with such holder's conduct of a United States trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        If a Non-U.S. holder is eligible for a reduced rate of or an exemption from withholding tax pursuant to an income tax treaty, then such holder may obtain a refund of any excess amounts withheld if it timely file an appropriate claim for refund with the IRS.

  Gain on the Sale or Disposition of Common Stock

        Subject to the discussion regarding backup withholding below, a Non-U.S. holder generally will not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

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  that gain is effectively connected with the Non-U.S. holder's conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder;

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  the Non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

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  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" for United States federal income tax purposes, which we refer to as a "USRPHC," at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. holder's holding period for our common stock.

        In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We may currently be, have been in the past or may become in the future a USRPHC. Even if we are or become a USRPHC, however, so long as our common stock is regularly traded on an established securities market (such as the New York Stock Exchange), our common stock will be treated as U.S. real property interests only for a Non-U.S. holder who actually or constructively holds (at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. holder's holding period) more than 5% of such regularly traded stock.

        A Non-U.S. holder described in the first bullet above will be required to pay tax on the net gain derived from the sale or disposition under regular graduated United States federal income tax rates, as if such holder were a United States person, except as otherwise required by an applicable income tax treaty. In addition, corporate Non-U.S. holders described in the first bullet above may be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable tax treaty.

        A Non-U.S. holder who is an individual described in the second bullet above will be subject to tax at a gross rate of 30% on the amount by which such holder's capital gains allocable to United States sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to United States sources, except as otherwise provided in an applicable income tax treaty.

  Information Reporting and Backup Withholding

        We will, where required, report to the IRS and to Non-U.S. holders, the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. holder's country of residence.

        Payments of dividends made to a Non-U.S. holder may be subject to backup withholding (currently at a rate of 28%) unless the Non-U.S. holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

        The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a Non-U.S. holder sells shares of our common stock outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to such holder outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. holder sells shares of our common stock through a non-United States office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment will be subject to both United States backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN (or another appropriate version of IRS Form W-8) certifying that such holder is not a United States person or otherwise establishes an exemption, and the broker does not know or have reason to know that such holder is a United States person.

        Backup withholding is not an additional tax. Amounts withheld from payments to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO OUR SHARES OF COMMON STOCK AND IS NOT TAX ADVICE. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SHARES OF COMMON STOCK.

CERTAIN ERISA CONSIDERATIONS

        Subject to the discussion below, our common stock may be purchased and held by an employee benefit plan or an individual retirement account or other plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("ERISA Plans"). A fiduciary of an ERISA Plan must determine that the purchase and holding of the common stock is consistent with its fiduciary duties. The fiduciary of an ERISA Plan must also determine that its purchase and holding of our common stock will not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code. Governmental plans, certain church plans and foreign plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, may nevertheless be subject to other federal, state, local, non-U.S. or other laws that are substantially similar to the foregoing provisions of ERISA or the Code ("Similar Laws"). Fiduciaries of any such plans should consult with their counsel before purchasing any of our common stock. Each purchaser and transferee of our common stock who is acquiring or holding our common stock with "plan assets" of an ERISA Plan or other plan, account or arrangement subject to Similar Law will be deemed to have represented by its acquisition and holding of our common stock that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any applicable Similar Law.

 UNDERWRITING

        Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are acting as the underwriters in connection with this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

Underwriters	Number of Shares
Morgan Stanley & Co. Incorporated	7,500,000
Citigroup Global Markets Inc.	7,500,000

Total	15,000,000

        The underwriters have committed to purchase all of the shares of common stock sold under the underwriting agreement if any of these shares are purchased.

        Our common stock is offered subject to a number of conditions, including, among others:

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  receipt and acceptance of our common stock by the underwriters; and

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  the underwriters' right to reject orders in whole or in part.

        In connection with this offering, the underwriters or securities dealers may distribute prospectus supplements and the accompanying prospectus electronically.

        The underwriters propose to offer the common stock offered hereby from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling the shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of common stock for whom they may act as agents or to whom they may sell as principal.

        We and some of our executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of the representative of the underwriters. This agreement does not apply to any existing equity awards, with respect to conversions or exchanges of convertible or exchangeable securities that we have outstanding on the date of this prospectus supplement, grants of equity awards under equity compensation plans, or issuances pursuant to employee stock purchases or similar plans or issuances pursuant to our dividend reinvestment or similar plan.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters will need to close out any short sale by purchasing shares in the open market. Such short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing. Similar to other purchase transactions, the purchases by the underwriters to cover short positions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of these transactions.

        Until the distribution of the shares offered hereby is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases that peg, fix or maintain the price of the common stock.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        We have granted an option to the underwriters to purchase up to an aggregate of 2,250,000 additional shares of our common stock. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments.

        We estimate that our share of the total expenses of this offering, excluding discounts and commissions, will be approximately $600,000.

        Our common stock is listed on the New York Stock Exchange under the symbol "XEL." We intend to list the shares offered hereby on the New York Stock Exchange.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or, if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

        The underwriters and their affiliates may have engaged and in the future may engage in investment banking transactions and in general financing, commercial banking and energy trading transactions with, and the provision of services to, us and our affiliates in the ordinary course of business. The underwriters or their affiliates may also be lenders under certain of our revolving credit facilities.

United Kingdom

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive described below (each, a "Relevant Member State"), an offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospective supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any such shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

          (d)   in any other circumstances which do not require the publication of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any such shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and such shares to be offered so as to enable an investor to decide to purchase such shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

        Certain legal matters in connection with the offering of common stock will be passed upon for us by Michael C. Connelly, our Vice President and General Counsel, and by Jones Day, Chicago, Illinois, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

PROSPECTUS

Xcel Energy Inc.

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Senior Debt Securities
Junior Subordinated Debt Securities
Common Stock

        We may offer for sale, from time to time, either separately or together in any combination, the securities described in this prospectus. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Our common stock trades on the New York Stock Exchange under the symbol "XEL."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2008.

        As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Xcel Energy Inc. that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See "Where You Can Find More Information."

        You may also obtain copies of the incorporated documents, without charge, upon written or oral request to the Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401, (612) 330-5500.

        When we refer to "Xcel Energy," "our company," "we," "us" and "our" in this prospectus under the headings "Xcel Energy Inc." and "Ratio of Earnings to Fixed Charges," we mean Xcel Energy Inc. and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Xcel Energy Inc. unless the context indicates otherwise.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

Special Note Regarding Forward-Looking Statements	ii
Where You Can Find More Information	iii
Xcel Energy Inc.	1
Use of Proceeds	1
Ratio of Earnings to Fixed Charges	1
Description of Senior Unsecured Debt Securities	2
Description of Junior Subordinated Debt Securities	9
Book-Entry System	17
Description of Common Stock	20
Plan of Distribution	25
Legal Opinions	25
Experts	25

i

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. You are cautioned not to rely unduly on any forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  Economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures;

  •
  The risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items;

  •
  Trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

  •
  Customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

  •
  Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission and similar entities with regulatory oversight;

  •
  Availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, us or any of our subsidiaries; or security ratings;

  •
  Factors affecting utility and non-utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel, nuclear fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nuclear or environmental incidents; or electric transmission or gas pipeline constraints;

  •
  Employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees, or work stoppages;

  •
  Increased competition in the utility industry or additional competition in the markets served by us and our subsidiaries;

  •
  State, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas markets; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

  •
  Rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

  •
  Nuclear regulatory policies and procedures, including operating regulations and spent nuclear fuel storage;

  •
  Social attitudes regarding the utility and power industries;

  •
  Risks associated with the California power and other western markets;

  •
  Cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  Technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

  •
  Risks associated with implementations of new technologies; and

  •
  Other business or investment considerations that may be disclosed from time to time in our filings with the Securities and Exchange Commission ("SEC") or in other publicly disseminated written documents.

        These risks and uncertainties are discussed in more detail under "Business" and "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006, under "Management's Discussion and Analysis" and "Notes to Consolidated Financial Statements" in our Current Report on Form 8-K/A filed on December 13, 2007 and under "Risk Factors," "Management's Discussion and Analysis" and "Notes to Consolidated Financial Statements" in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and our Quarterly Reports on Form 10-Q/A for the quarterly periods ended June 30, 2007 and September 30, 2007 and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under "Where You Can Find More Information."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from the time we file the initial registration statement until we sell all of the securities.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 23, 2007;

  •
  Our Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed with the SEC on April 27, 2007;

  •
  Our Quarterly Report on Form 10-Q/A for the period ended June 30, 2007, filed with the SEC on December 13, 2007;

  •
  Our Quarterly Report on Form 10-Q/A for the period ended September 30, 2007, filed with the SEC on December 13, 2007;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 19, 2007, February 16, 2007, March 5, 2007, March 19, 2007, March 23, 2007, March 28, 2007, April 3, 2007, April 5, 2007, April 12, 2007, May 7, 2007, May 30, 2007, June 4, 2007, June 20, 2007, June 28, 2007, August 1, 2007, August 20, 2007, September 21, 2007, September 24, 2007, October 1, 2007, October 18, 2007, November 14, 2007 (dated November 9, 2007), December 4, 2007, December 5, 2007 (dated December 4, 2007), December 11, 2007, December 20, 2007 and December 21, 2007 and our Current Report on Form 8-K/A filed with the SEC on December 13, 2007;

  •
  Exhibit 99.01 to our Form 8-K filed with the SEC on March 13, 2002, which contains a description of our common stock; and

  •
  Our Form 8-A filed with the SEC on January 5, 2001, which contains a description of the rights to purchase common stock, which accompany each share of common stock pursuant to the Stockholder Protection Rights Agreement dated as of December 13, 2000 by and between us and The Bank of New York, as successor rights agent.

        We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

  Corporate Secretary
  Xcel Energy Inc.
  414 Nicollet Mall
  Minneapolis, MN 55401
  (612) 330-5500

 XCEL ENERGY INC.

        We are a public utility holding company with four major public utility subsidiaries: Northern States Power Company, a Minnesota corporation ("NSP-Minnesota"); Northern States Power Company, a Wisconsin corporation ("NSP-Wisconsin"); Public Service Company of Colorado, a Colorado corporation ("PSCo"); and Southwestern Public Service Company, a New Mexico corporation ("SPS"). NSP-Minnesota serves approximately 1.4 million electric customers and 0.5 million gas customers in Minnesota, North Dakota and South Dakota. NSP-Wisconsin serves approximately 245,000 electric customers and 100,000 gas customers in northern Wisconsin and Michigan. PSCo serves approximately 1.3 million electric customers and approximately 1.3 million gas customers in Colorado. SPS serves approximately 386,000 electric customers in portions of Texas and New Mexico. We also have several non-utility subsidiaries, including Eloigne Co., which invests in rental housing projects that qualify for low-income tax reported credits.

        We were incorporated in 1909 under the laws of Minnesota as Northern States Power Company. On August 18, 2000, we merged with New Century Energies, Inc. and our name was changed from Northern States Power Company to Xcel Energy Inc. Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401 and our telephone number is (612) 330-5500.

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or supplement information contained in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

USE OF PROCEEDS

        We will add the net proceeds from the sale of the securities described in this prospectus to our general funds and use those proceeds for general corporate purposes, primarily to fund our operating units and subsidiaries, and to repay debt. The specific allocation of the proceeds of a particular series of the securities will be described in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30, 2007	Year Ended December 31,
(Unaudited)		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	2.3	2.2	2.1	2.2	2.2	2.5

        For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated affiliates; and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense plus distributions on redeemable preferred securities of subsidiary trust.

 DESCRIPTION OF SENIOR UNSECURED DEBT SECURITIES

        The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the unsecured senior debt securities will be issued. These summaries are not complete. The indenture and the form of the supplemental indenture applicable to the senior debt securities have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under this registration statement.

        The senior debt securities will be represented either by global senior debt securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the heading "Book-Entry System" in this prospectus.

General

        The senior debt securities will be issued in one or more new series under an indenture dated as of December 1, 2000 between us and Wells Fargo Bank, National Association, as trustee (the "Senior Debt Trustee"). This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of debt securities, is referred to in this prospectus as the "Senior Indenture." As of September 30, 2007, there were four series of senior debt securities in an aggregate principal amount of $1.108 billion outstanding under the Senior Indenture.

        The holders of the outstanding senior debt securities do not, and, unless the supplemental indenture that describes a particular series of senior debt securities provides otherwise with respect to that series, the holders of any senior debt securities offered by this prospectus will not, have the right to require us to repurchase the senior debt securities if we become involved in a highly leveraged or change in control transaction. The Senior Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions. However, any change in control transaction and any incurrence of substantial additional long-term indebtedness, as senior debt securities or otherwise, by us in such a transaction of that nature would require approval of state utility regulatory authorities and, possibly, of federal regulatory authorities.

        The senior debt securities will be our unsecured and unsubordinated obligations. The senior debt securities will rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. There are currently no outstanding debt obligations junior to the senior debt securities. However, the senior debt securities will be subordinated to any of our secured indebtedness, as to the assets securing such indebtedness. As of September 30, 2007, we had no secured indebtedness and our unsecured and unsubordinated indebtedness was approximately $1.416 billion.

        In addition, the senior debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. We are a holding company and conduct business through our various subsidiaries. As a result, our cash flow and consequent ability to meet our debt obligations primarily depend on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the senior debt securities. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the senior debt securities to participate in those assets will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of September 30, 2007, our subsidiaries had approximately $14.802 billion of indebtedness and other liabilities outstanding.

        In this "Description of Senior Unsecured Debt Securities" we refer to securities issued under the Senior Indenture, whether previously issued or to be issued in the future, including the senior debt securities, as the "securities." The amount of securities that we may issue under the Senior Indenture is not limited. We are not required to issue all senior debt securities of one series at the same time and, unless we indicate otherwise in the applicable prospectus supplement, we may reopen a series for issuances of additional senior debt securities of that series without the consent of the holders of the senior debt securities of that series.

        When we offer to sell a particular series of senior debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

  •
  the title, aggregate principal amount and offering price of that series of senior debt securities;

  •
  the interest rate or rates, or method of calculation of such rate or rates, on that series, and the date from which the interest will accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for payments of interest;

  •
  the date on which the senior debt securities of that series will mature;

  •
  any redemption terms;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the senior debt securities of that series may be repaid, in whole or in part, at the option of the holder thereof;

  •
  any changes to events of defaults or covenants; and

  •
  other specific terms applicable to the senior debt securities or that series.

        Any special U.S. federal income tax considerations applicable to senior debt securities sold at an original issue discount and any special U.S. federal income tax or other considerations applicable to any senior debt securities which are denominated in currencies other than U.S. dollars will be described in the prospectus supplement relating to that series of senior debt securities.

        Unless we indicate otherwise in the applicable prospectus supplement, the senior debt securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples thereof, except that the denomination of any senior debt security issued in the form of a global debt security will not exceed $400,000,000 without the approval of the Depository.

Registration, Transfer and Exchange

        Senior debt securities of any series may be exchanged for other senior debt securities of the same series of any authorized denominations and of a like aggregate principal amount, series and stated maturity and having the same terms and original issue date or dates. (Section 2.6 of the Senior Indenture).

        Unless we indicate otherwise in the applicable prospectus supplement, senior debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Senior Debt Trustee maintained for that purpose with respect to any series of senior debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Indenture. Any transfer or exchange will be effected if the senior debt securities are duly endorsed by, or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company and the Senior Debt Trustee and duly executed by the holder of the senior debt security as described in the Senior Indenture. (Section 2.6 of the Senior Indenture).

        The Senior Debt Trustee will not be required to exchange or register a transfer of any senior debt securities of a series selected, called or being called for redemption except, in the case of any senior debt security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6 of the Senior Indenture). See the information under the heading "Book-Entry System."

Payment and Paying Agents

        Principal, interest and premium, if any, on senior debt securities issued in the form of global senior debt securities will be paid in the manner described below under the heading "Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on senior debt securities that are in the form of certificated senior debt securities will be paid by check mailed to the holder at that person's address as it appears in the register for the senior debt securities maintained by the Senior Debt Trustee; however, a holder of $10,000,000 or more senior debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States if appropriate wire transfer instructions have been received by the Senior Debt Trustee on or prior to the applicable record date. (Section 2.12 of the Senior Indenture). Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on senior debt securities in the form of certificated senior debt securities will be payable in immediately available funds at the office of the Senior Debt Trustee. (Section 2.12 of the Senior Indenture).

        All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any senior debt security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that senior debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Senior Indenture).

Events of Default and Remedies

        The following constitute events of default under the Senior Indenture:

  •
  default in the payment of principal and premium, if any, on any security issued under the Senior Indenture when due and payable and continuance of that default for 5 days;

  •
  default in the payment of interest on any security issued under the Senior Indenture when due and continuance of that default for 30 days;

  •
  default in the performance or breach of our other covenants or warranties in the securities or in the Senior Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Senior Indenture; and

  •
  specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Senior Indenture).

         Acceleration of Maturity.    If an event of default occurs and is continuing, either the Senior Debt Trustee or the holders of a majority in principal amount of the outstanding senior debt securities may declare the principal amount of all senior debt securities to be due and payable immediately. At any time after an acceleration of the securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the securities has been obtained, if we pay or deposit with the Senior Debt Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities. (Section 7.1 of the Senior Indenture).

         Indemnification of Senior Debt Trustee.    The Senior Debt Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders unless such holders have offered reasonable security or indemnity to the Senior Debt Trustee. (Section 8.2 of the Senior Indenture).

         Right to Direct Proceedings.    The holders of a majority in principal amount of the outstanding securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Debt Trustee, or of exercising any trust or power conferred on the Senior Debt Trustee, relating to the securities. However, the Senior Debt Trustee may refuse to follow any direction that conflicts with law or the Senior Indenture or would expose the Senior Debt Trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding. (Section 7.7 of the Senior Indenture).

         Limitation on Rights to Institute Proceedings.    No holder of the senior debt securities of a series will have any right to pursue a remedy under the Senior Indenture, unless:

  •
  the holder has previously given the Senior Debt Trustee written notice of a continuing event of a default on the series;

  •
  the holders of at least a majority in principal amount of the outstanding securities affected by such event of default have made written request, and the holder or holders have offered indemnity satisfactory to the Senior Debt Trustee to pursue the remedy; and

  •
  the Senior Debt Trustee has failed to comply with the request within 60 days after the request and offer.

(Section 7.4 of the Senior Indenture).

         No Impairment of Right to Receive Payment.    Notwithstanding any other provision of the Senior Indenture, the holder of any senior debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that senior debt security when due, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (Section 7.4 of the Senior Indenture).

         Notice of Default.    The Senior Debt Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the senior debt securities, or a default in the payment of any sinking or purchase fund installments, the Senior Debt Trustee may withhold the notice if its board of directors or trustees, executive committee, or a trust committee of directors or trustees or responsible officers determines in good faith that it is in the interest of holders to do so. (Section 7.8 of the Senior Indenture). We are required to deliver to the Senior Debt Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Senior Indenture. (Section 5.5 of the Senior Indenture).

Modification

        Unless we indicated otherwise in the applicable prospectus supplement, we and the Senior Debt Trustee may modify and amend the Senior Indenture from time to time.

        We will not need the consent of the holders for the following types of amendments:

  •
  curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or supplying an omission arising under the Senior Indenture;

  •
  changing or eliminating any of the provisions of the Senior Indenture, provided that any such change or elimination is to become effective only when:
  •
  there is no outstanding security created prior to the execution of the supplemental indenture that is entitled to receive the benefit of this provision; or

  •
  this change or elimination is applicable only to securities issued after the date this change or elimination becomes effective;

  •
  establishing the form of the securities or establishing or reflecting any terms of any security as provided in the Senior Indenture;

  •
  evidencing our successor corporation and the assumption by our successor of our covenants in the Senior Indenture and in the securities;

  •
  granting to or conferring upon the Senior Debt Trustee any additional rights, remedies, powers or authority for the benefit of the holders of the securities;

  •
  permitting the Senior Debt Trustee to comply with any duties imposed upon it by law;

  •
  specifying further the duties and responsibilities of the Senior Debt Trustee, any authenticating agent and any paying agent and defining further the relationships among the Senior Debt Trustee, authenticating agent and paying agent;

  •
  adding to our covenants for the benefit of the holders of the securities or surrendering a right given to us in the Senior Indenture;

  •
  adding security for the securities; or

  •
  making any change that is not prejudicial to the Senior Debt Trustee or the holders of the securities that is not stated in the Senior Indenture.

(Section 12.1 of the Senior Indenture).

        We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

  •
  a change in the maturity date, reduction of the interest rate, or extension of the time of payment of interest, of any security;

  •
  a reduction in the principal amount of any security or the premium payable on any security;

  •
  a change in the currency of any payment of principal, premium or interest on any security;

  •
  a change in date on which any security may be redeemed or repaid at the option of the holder;

  •
  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

  •
  a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Senior Indenture; or

  •
  a modification of these requirements or a reduction to less than a majority of the percentage of outstanding securities necessary to waive events of default.

(Section 12.2 of the Senior Indenture).

        Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding securities.

Defeasance and Discharge

        We may be discharged from all obligations relating to the senior debt securities and the Senior Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Senior Debt Trustee, in trust for the benefit of holders of securities, money or U.S. government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Senior Debt Trustee an opinion of counsel that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Senior Indenture. Upon any discharge of our obligations as described above, we will be deemed to have paid and discharged our entire indebtedness represented by the senior debt securities and our obligations under the senior debt securities. (Section 4.1 of the Senior Indenture).

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not consolidate with or merge into any other corporation or sell, or otherwise dispose all or substantially all of our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all the securities and our obligation to perform every covenant of the Senior Indenture that we are to perform or observe, and we or the successor or transferee corporation, as applicable, are not immediately following such consolidation or merger, or sale, or disposition in default in the performance of any such covenant. Upon any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Senior Indenture with the same effect as if the successor corporation had been named as us in the Senior Indenture and we will be released from all obligations under the Senior Indenture. Regardless of whether a sale or transfer of assets might otherwise be considered a sale of all or substantially all of our assets, the Senior Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the securities are rated by Standard & Poor's Ratings Group and Moody's Investors Service, Inc. at least as high as the ratings accorded the securities immediately prior to the sale, transfer or disposition. (Sections 11.1 and 11.2 of the Senior Indenture).

        The Senior Indenture does not contain any financial or other similar restrictive covenants.

Resignation or Removal of Senior Debt Trustee

        The Senior Debt Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until the later of the appointment of a successor trustee and the day the resignation is to take effect. (Section 8.10 of the Senior Indenture).

        The holders of a majority in principal amount of the outstanding securities may remove the Senior Debt Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Senior Debt Trustee upon notice to the holder of each security outstanding and written notice to the Senior Debt Trustee. (Section 8.10 of the Senior Indenture).

Governing Law

        The Senior Indenture and the senior debt securities will be governed by, and will be construed in accordance with, the laws of the State of Minnesota.

Concerning the Senior Debt Trustee

        Wells Fargo Bank, National Association is the Senior Debt Trustee. We maintain banking relationships with the Senior Debt Trustee in the ordinary course of business. The Senior Debt Trustee also acts as trustee for our junior subordinated debt securities and certain debt securities of our subsidiaries.

 DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

        The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the unsecured junior subordinated debt securities will be issued. These summaries are not complete. The indenture and the form of the supplemental indenture applicable to the junior subordinated debt securities have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under this registration statement.

        The junior subordinated debt securities will be represented either by global junior subordinated debt securities registered in the name of the Depository or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the heading "Book-Entry System" in this prospectus.

General

        The junior subordinated debt securities will be issued in one or more new series under a junior subordinated indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee (the "Subordinated Debt Trustee"). This indenture, as it may be supplemented by a supplemental indenture for each series of junior subordinated debt securities, is referred to in this prospectus as the "Subordinated Indenture."

        The junior subordinated debt securities will be our unsecured obligations and will rank junior in right of payment to our Senior Indebtedness, as described under the caption "—Subordination." As of September 30, 2007, we have no secured indebtedness and our unsecured and unsubordinated indebtedness was approximately $1.416 billion.

        In addition, the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. We are a holding company and conduct business through our various subsidiaries. As a result, our cash flow and consequent ability to meet our debt obligations primarily depend on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the junior subordinated debt securities. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the junior subordinated debt securities to participate in those assets will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of September 30, 2007, our subsidiaries had approximately $14.802 billion of indebtedness and other liabilities outstanding.

        Unless the supplemental indenture that describes a particular series of junior subordinated debt securities provides otherwise with respect to that series, the holders of any junior subordinated debt securities offered by this prospectus will not have the right to require us to repurchase the junior subordinated debt securities if we become involved in a highly leveraged or change in control transaction. The Subordinated Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions. However, any change in control transaction and any incurrence of substantial additional long-term indebtedness, as junior subordinated debt securities or otherwise, by us in such a transaction of that nature would require approval of state utility regulatory authorities and, possibly, of federal regulatory authorities.

        In this "Description of Junior Subordinated Debt Securities" we refer to securities issued under the Subordinated Indenture as the "securities." The amount of securities that we may issue under the Subordinated Indenture is not limited. We are not required to issue all junior subordinated debt securities of one series at the same time and, unless we indicate otherwise in the applicable prospectus supplement, we may reopen a series for issuances of additional junior subordinated debt securities of that series without the consent of the holders of the junior subordinated debt securities of that series.

        When we offer to sell a particular series of junior subordinated debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

  •
  the title, aggregate principal amount and offering price of that series of junior subordinated debt securities;

  •
  the interest rate or rates, or method of calculation of such rate or rates, on that series, and the date from which the interest will accrue;

  •
  the dates on which interest will be payable;

  •
  any rights that would allow us to defer or extend an interest payment date;

  •
  the record dates for payments of interest;

  •
  the date on which the junior subordinated debt securities of that series will mature;

  •
  any redemption terms;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the junior subordinated debt securities of that series may be repaid, in whole or in part, at the option of the holder thereof;

  •
  any changes to events of default or covenants;

  •
  any changes to subordination provisions; and

  •
  other specific terms applicable to the junior subordinated debt securities or that series.

        Any special U.S. federal income tax considerations applicable to junior subordinated debt securities sold at an original issue discount and any special U.S. federal income tax or other considerations applicable to any junior subordinated debt securities which are denominated in currencies other than U.S. dollars will be described in the prospectus supplement relating to that series of junior subordinated debt securities.

        Unless we indicate otherwise in the applicable prospectus supplement, the junior subordinated debt securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples thereof.

Subordination

        Each series of junior subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below). If:

  •
  we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

  •
  a default in the payment of principal or interest on any Senior Indebtedness has occurred and is continuing; or

  •
  the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance above, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any junior subordinated debt securities have the right to receive any payments of principal or interest on their securities. (Sections 14.1 and 14.9 of the Subordinated Indenture).

        "Senior Indebtedness" means, with respect to any series of junior subordinated debt securities, the principal, premium, interest and any other payment in respect of any of the following (whether outstanding on the date of execution of the Subordinated Indenture or thereafter incurred):

  •
  all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by bonds, debentures, notes or other similar written instruments;

  •
  our obligations under synthetic leases, finance leases and capitalized leases;

  •
  our obligations for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;

  •
  any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates; and

  •
  all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

        Senior Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries or any indebtedness which is by its terms junior to or on parity with the junior subordinated debt securities. (Section 1.1 of the Subordinated Indenture).

        Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Senior Indebtedness without the consent of each holder of Senior Indebtedness that such amendment would adversely affect. (Sections 12.2 and 14.7 of the Subordinated Indenture).

        The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

Registration, Transfer and Exchange

        Junior subordinated debt securities of any series may be exchanged for other junior subordinated debt securities of the same series of any authorized denominations and of a like aggregate principal amount, series and stated maturity and having the same terms and original issue date or dates. (Section 2.6 of the Subordinated Indenture).

        Unless we indicate otherwise in the applicable prospectus supplement, junior subordinated debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Subordinated Debt Trustee maintained for that purpose with respect to any series of junior subordinated debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Subordinated Indenture. Any transfer or exchange will be effected if the junior subordinated debt securities are duly endorsed by, or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company and the Subordinated Debt Trustee and duly executed by the holder of the junior subordinated debt security as described in the Subordinated Indenture. (Section 2.6 of the Subordinated Indenture).

        The Subordinated Debt Trustee will not be required to exchange or register a transfer of any junior subordinated debt securities of a series selected, called or being called for redemption except, in the case of any junior subordinated debt security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6 of the Subordinated Indenture). See the information under the heading "Book-Entry System."

Payment and Paying Agents

        Principal, interest and premium, if any, on junior subordinated debt securities issued in the form of global junior subordinated debt securities will be paid in the manner described below under the heading "Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on junior subordinated debt securities that are in the form of certificated junior subordinated debt securities will be paid by check mailed to the holder at that person's address as it appears in the register for the junior subordinated debt securities maintained by the Subordinated Debt Trustee; however, a holder of $10,000,000 or more junior subordinated debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States if appropriate wire transfer instructions have been received by the Subordinated Debt Trustee on or prior to the applicable record date. (Section 2.12 of the Subordinated Indenture). Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on junior subordinated debt securities in the form of certificated junior subordinated debt securities will be payable in immediately available funds at the office of the Subordinated Debt Trustee. (Section 2.12 of the Subordinated Indenture).

        All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any junior subordinated debt security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that junior subordinated debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Subordinated Indenture).

Events of Default and Remedies

        Unless we provide otherwise in a prospectus supplement, the following will constitute events of default under the Subordinated Indenture with respect to the junior subordinated debt securities of any series:

  •
  default in the payment of principal and premium, if any, on any security of such series when due and payable and continuance of that default for 5 days;

  •
  default in the payment of interest on any security of such series when due and continuance of that default for 30 days (subject to the right to optionally defer interest payments);

  •
  default in the performance or breach of our other covenants or warranties in the securities of such series or in the Subordinated Indenture (other than a covenant or agreement that has been expressly included in the Subordinated Indenture for the benefit of one or more series of junior subordinated debt securities other than such series) and the continuation of that default or breach for 90 days after written notice to us as provided in the Subordinated Indenture; and

  •
  specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Subordinated Indenture).

         Acceleration of Maturity.    If an event of default occurs and is continuing with respect to a series of junior subordinated debt securities, either the Subordinated Debt Trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount of all securities of that series to be due and payable immediately. At any time after an acceleration of a series of securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of those securities has been obtained, if:

  •
  Holders of a majority in aggregate principal amount of the securities of that series rescind in writing the acceleration; and

  •
  we pay or deposit with the Subordinated Debt Trustee a sum sufficient to pay all matured installments of interest with respect to that series of securities and the principal and any premium which has become due with respect to that series of securities otherwise than by acceleration and all defaults with respect to that series of securities have been cured or waived, then that holders' rescission and the payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities of that series. (Section 7.1 of the Subordinated Indenture).

         Indemnification of Subordinated Debt Trustee.    The Subordinated Debt Trustee generally will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders unless such holders have offered reasonable security or indemnity to the Subordinated Debt Trustee. (Section 8.2 of the Subordinated Indenture).

         Right to Direct Proceedings.    The holders of a majority in principal amount of the outstanding securities of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee, or of exercising any trust or power conferred on the Subordinated Debt Trustee, relating to the securities of that series. Notwithstanding, the Subordinated Debt Trustee may refuse to follow any direction that conflicts with law or the Subordinated Indenture or would expose the Subordinated Debt Trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding. (Section 7.7 of the Subordinated Indenture).

         Limitation on Rights to Institute Proceedings.    No holder of the junior subordinated debt securities of a series will have any right to pursue a remedy under the Subordinated Indenture, unless:

  •
  the holder has previously given the Subordinated Debt Trustee written notice of a continuing event of a default on the series;

  •
  the holders of at least a majority in principal amount of the outstanding securities of all series affected by such event of default, considered as one class, have made written request, and the holder or holders have offered indemnity satisfactory to the Subordinated Debt Trustee to pursue the remedy; and

  •
  the Subordinated Debt Trustee has failed to comply with the request within 60 days after the request and offer.

(Section 7.4 of the Subordinated Indenture).

         No Impairment of Right to Receive Payment.    Notwithstanding any other provision of the Subordinated Indenture, the holder of any junior subordinated debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that junior subordinated debt security when due and payable, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (Section 7.4 of the Subordinated Indenture).

         Notice of Default.    The Subordinated Debt Trustee is required to give the holders of a series of securities notice of the occurrence of a default within 90 days of the default with respect to that series, unless the default is cured or waived. Except in the case of a payment default on the junior subordinated debt securities, or a default in the payment of any sinking or purchase fund installments, the Subordinated Debt Trustee may withhold the notice if its board of directors or trustees, executive committee, or a trust committee of directors or trustees or responsible officers determines in good faith that it is in the interest of holders of the series of affected securities to do so. (Section 7.8 of the Subordinated Indenture). We are required to deliver to the Subordinated Debt Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Subordinated Indenture. (Section 5.5 of the Subordinated Indenture).

Defeasance and Discharge

        We may be discharged from all obligations relating to the junior subordinated debt securities and the Subordinated Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Subordinated Debt Trustee, in trust for the benefit of holders of securities, money or U.S. government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Subordinated Debt Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or similar pronouncement by the Internal Revenue Service or that there has been a change in law, in either case to the effect that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Subordinated Indenture, and holders will be subject to tax in the same manner, in the same amounts and and same time as would have been the case absent such defeasance. Upon any discharge of our obligations as described above, we will be deemed to have paid and discharged our entire indebtedness represented by the junior subordinated debt securities and our obligations under the junior subordinated debt securities. (Section 4.1 of the Subordinated Indenture).

Modification

        Unless we indicate otherwise in the applicable prospectus supplement, we and the Subordinated Debt Trustee may modify and amend the Subordinated Indenture from time to time.

        We will not need the consent of the holders for the following types of amendments:

  •
  curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or supplying an omission arising under the Subordinated Indenture;

  •
  changing or eliminating any of the provisions of the Subordinated Indenture, provided that any such change or elimination is to become effective only when:
  •
  there is no outstanding security created prior to the execution of the supplemental indenture that is entitled to receive the benefit of this provision; or

  •
  this change or elimination is applicable only to securities issued after the date this change or elimination becomes effective;

  •
  establishing the form of the securities or establishing or reflecting any terms of any security as provided in the Subordinated Indenture;

  •
  evidencing our successor corporation and the assumption by our successor of our covenants in the Subordinated Indenture and in the securities;

  •
  granting to or conferring upon the Subordinated Debt Trustee any additional rights, remedies, powers or authority for the benefit of the holders of the securities;

  •
  permitting the Subordinated Debt Trustee to comply with any duties imposed upon it by law;

  •
  specifying further the duties and responsibilities of the Subordinated Debt Trustee, any authenticating agent and any paying agent and defining further the relationships among the Subordinated Debt Trustee, authenticating agent and paying agent;

  •
  adding to our covenants for the benefit of the holders of the securities, surrendering a right given to us in the Subordinated Indenture or adding any event of default with respect to one or more series of securities;

  •
  facilitating defeasance and discharge of any series of the securities, provided that such action shall not adversely affect the interest of any holder;

  •
  adding security for the securities; or

  •
  making any change that is not prejudicial to the Subordinated Debt Trustee or the holders of the securities that is not stated in the Subordinated Indenture.

(Section 12.1 of the Subordinated Indenture).

        We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

  •
  a change in the maturity date, reduction of the interest rate, or extension of the time of payment of interest, of any security;

  •
  a reduction in the principal amount of any security or the premium payable on any security;

  •
  a change in the currency of any payment of principal, premium or interest on any security;

  •
  a change in date on which any security may be redeemed or repaid at the option of the holder;

  •
  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

  •
  a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Subordinated Indenture;

  •
  a modification of these requirements or a reduction to less than a majority of the percentage of outstanding securities necessary to waive events of default; or

  •
  a modification of the subordination provisions in a manner adverse to such holders.

(Section 12.2 of the Subordinated Indenture).

        Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding securities of all series, provided that if there are securities of more than one series outstanding and if a proposed amendment would directly affect the rights of holders of securities of one or more, but less than all, of such series, then the approval of a majority in principal amount of the outstanding securities of all series so directly affected, considered as one class, will be required.

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not consolidate with or merge into any other corporation or sell, or otherwise dispose all or substantially all of our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all the securities and our obligation to perform every covenant of the Subordinated Indenture that we are to perform or observe, and we or the successor or transferee corporation, as applicable, are not immediately following such consolidation or merger, or sale, or disposition in default in the performance of any such covenant. Upon any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Subordinated Indenture with the same effect as if the successor corporation had been named as us in the Subordinated Indenture and we will be released from all obligations under the Subordinated Indenture. Regardless of whether a sale or transfer of assets might otherwise be considered a sale of all or substantially all of our assets, the Subordinated Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the securities are rated by Standard & Poor's Ratings Group and Moody's Investors Service, Inc. at least as high as the ratings accorded the securities immediately prior to the sale, transfer or disposition. (Sections 11.1 and 11.2 of the Subordinated Indenture).

        The Subordinated Indenture does not contain any financial or other similar restrictive covenants.

Resignation or Removal of Subordinated Debt Trustee

        The Subordinated Debt Trustee may resign with respect to securities of any series at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until the later of the appointment of a successor trustee and the day the resignation is to take effect. (Section 8.10 of the Subordinated Indenture).

        The holders of a majority in principal amount of the outstanding securities of any series may remove the Subordinated Debt Trustee as trustee of that series of securities at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing with respect to securities of any series, we may remove the Subordinated Debt Trustee with respect to securities of that series upon notice to the holder of each security of that series outstanding and written notice to the Subordinated Debt Trustee. (Section 8.10 of the Subordinated Indenture).

Governing Law

        The Subordinated Indenture and the junior subordinated debt securities will be governed by, and will be construed in accordance with, the laws of the State of Minnesota. (Section 15.4 of the Subordinated Indenture).

Concerning the Subordinated Debt Trustee

        Wells Fargo Bank, National Association is the Subordinated Debt Trustee. We maintain banking relationships with the Subordinated Debt Trustee in the ordinary course of business. The Subordinated Debt Trustee also acts as trustee for our senior debt securities and certain debt securities of our subsidiaries.

BOOK-ENTRY SYSTEM

        Each series of senior debt securities or junior subordinated debt securities, collectively referred to in this section as "debt securities," offered by this prospectus may be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

        The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased securities represented by a global debt security. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that the Depository, its nominees and their successors may transfer a global debt security as a whole to one another.

        Beneficial interests in global debt securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global debt security.

        We will wire principal, interest and any premium payments to the Depository or its nominee. We and the applicable Trustee will treat the Depository or its nominee as the owner of the global debt security for all purposes, including any notices and voting. Accordingly, we, the applicable Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global debt security to owners of beneficial interests in a global debt security.

        Unless we specify otherwise in the applicable prospectus supplement, DTC will act as Depository for debt securities issued as global debt securities. The debt securities will be registered in the name of Cede & Co. (DTC's partnership nominee).

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government

Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules that apply to DTC and its Direct or Indirect Participants (collectively, "Participants") are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the debt securities within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the applicable Trustee on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, debt security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

        Any underwriters, dealers or agents of any debt securities may be Direct Participants of DTC.

 DESCRIPTION OF COMMON STOCK

        The following summary description sets forth some of the general terms and provisions of the common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Restated Articles of Incorporation and Bylaws.

General

        Our capital stock consists of two classes: common stock, par value $2.50 per share (1,000,000,000 shares currently authorized of which 428,782,700 shares were outstanding as of December 31, 2007); and preferred stock, par value $100 per share (7,000,000 shares authorized, of which the following series were outstanding as of December 31, 2007: $3.60 Series—275,000 shares; $4.08 Series— 150,000 shares; $4.10 Series—175,000 shares; $4.11 Series—200,000 shares; $4.16 Series—99,800 shares; and $4.56 Series—150,000 shares. Our board of directors is authorized to provide for the issue from time to time of preferred stock in series and, as to each series, to fix the designation, dividend rates and times of payment, redemption price, and liquidation price or preference as to assets in voluntary liquidation. Cumulative dividends, redemption provisions and sinking fund requirements, to the extent that some or all of these features are or may be present when preferred stock is issued, could have an adverse effect on the availability of earnings for distribution to the holders of the common stock or for other corporate purposes.

Dividend Rights

        Before we can pay any dividends on our common stock, the holders of our preferred stock are entitled to receive their dividends at the respective rates provided for in the terms of the shares of their series. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Common Stock Dividends" in our Current Report on Form 8-K/A filed on December 13, 2007 for a discussion of factors affecting our payment of dividends.

Limitations on Payment of Dividends on and Acquisitions of Common Stock

        So long as any shares of our preferred stock are outstanding, dividends (other than dividends payable in common stock), distributions or acquisitions of our common stock:

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  may not exceed 50% of net income for a prior twelve-month period, after deducting dividends on any preferred stock during the period, if the sum of the capital represented by the common stock, premiums on capital stock (restricted to premiums on common stock only by SEC orders), and surplus accounts is less than 20% of capitalization;

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  may not exceed 75% of net income for such twelve-month period, as adjusted if this capitalization ratio is 20% or more, but less than 25%; and

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  if this capitalization ratio exceeds 25%, dividends, distributions or acquisitions may not reduce the ratio to less than 25% except to the extent permitted by the provisions described in the above two bullet points.

        As described above, under these provisions, dividend payments may be restricted if our capitalization ratio (on a holding company basis only, i.e., not on a consolidated basis) is less than 25%. For those purposes, the capitalization ratio is equal to the (i) common stock plus surplus divided by (ii) the sum of common stock plus surplus plus long-term debt. Based on this definition, our capitalization ratio at September 30, 2007 was 84.8%. Although we have preferred stock outstanding, the restrictions do not place any effective limit on our ability to pay dividends because the restrictions are only triggered when the capitalization ratio is less than 25% or will be reduced to less than 25%

through dividends (other than dividends payable in common stock), distributions or acquisitions of our common stock.

        Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of repayments of loans or advances to us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators.

Voting Rights

        The holders of shares of preferred stock of the $3.60 Series are entitled to three votes for each share held, and the holders of our common stock and of all of our other series of preferred stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. If, however, dividends payable on any series of our preferred stock are in default in an amount equal to the amount payable during the immediately preceding twelve-month period, the holders of shares of preferred stock, voting as a class and without regard to series, are entitled to elect the smallest number of directors necessary to constitute a majority of our board of directors and the holders of shares of common stock, voting as a class, are entitled to elect our remaining directors.

        The affirmative vote or consent of the holders of various specified percentages of preferred stock is required to effect selected changes in our capital structure and other transactions that might affect their rights. Except to the extent required by law, holders of common stock do not vote as a class in case of any modification of their rights.

Change of Control

        Our Bylaws, our shareholder rights plan (discussed below) and the Minnesota Business Corporation Act, as amended (the "Minnesota BCA"), contain provisions that could discourage or make more difficult a change of control of our company. These provisions are designed to protect our shareholders against coercive, unfair or inadequate tender offers and other abusive takeover tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all of our shareholders.

         Election of Directors.    In electing directors, shareholders may cumulate their votes in the manner provided in the Minnesota BCA. Cumulative voting rights may make it more difficult for a group owning a significant amount of our voting securities to effect a change in the majority of the board of directors than would be the case if cumulative voting did not exist.

         Bylaw Provisions.    Under our Bylaws, our shareholders must provide us advance notice of the introduction by them of business at annual or special meetings of our shareholders. For a shareholder to properly bring a proposal before an annual or special meeting, the shareholder must comply with the shareholder proposal requirements under the federal proxy rules or deliver a written notice to the Corporate Secretary not less than 45 days nor more than 90 days prior to the date on which we first mailed our proxy materials for the prior year's annual meeting. If, however, during the prior year we did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the date of the prior year's meeting, the notice must be delivered to us within a reasonable time before we mail our proxy materials for the current year. If we have provided less than 30 days' notice or prior public disclosure of the date by which the shareholder's notice must be given, the shareholders' notice must be delivered to us not later than ten days following the earlier of the day on which notice of the date by which such shareholder's notice is required was mailed and the day on which such public disclosure was made. The required notice from a shareholder must contain (i) a description of the proposed business and the reasons for conducting such business, (ii) the name and address of each shareholder supporting the proposal as it appears on our books, (iii) the class and number of shares beneficially owned by each shareholder supporting the proposal, and (iv) a description of any financial or other interest of each shareholder in the proposal.

         Minnesota BCA.    Section 302A.671 of the Minnesota BCA applies to potential acquirers of 20% or more of our voting shares. Section 302A.671 provides in substance that shares acquired by such acquirer will not have any voting rights unless:

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  the acquisition is approved by (i) a majority of the voting power of all of our shares entitled to vote and (ii) a majority of the voting power of all of our shares entitled to vote excluding all shares owned by the acquirer or by any of our officers; or

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  the acquisition (i) is pursuant to a tender offer or exchange offer for all of our voting shares, (ii) results in the acquirer becoming the owner of at least a majority of our outstanding voting shares, and (iii) has been approved by a committee of disinterested directors.

        Section 302A.673 of the Minnesota BCA generally prohibits public Minnesota corporations, including us, from engaging in any business combination with a person or entity owning 10% or more of our voting shares for a period of four years after the date of the transaction in which such person or entity became a 10% shareholder unless the business combination or the acquisition resulting in 10% ownership was approved by a committee of disinterested directors prior to the date such person or entity became a 10% shareholder. Section 302A.675 of the Minnesota BCA provides in substance that a person or entity making a takeover offer (an "offeror") for us is prohibited from acquiring any additional shares of our company within two years following the last purchase of shares pursuant to the offer with respect to that class unless (i) the acquisition is approved by a committee of disinterested directors before the purchase of any shares by the offeror pursuant to the offer or (ii) our shareholders are afforded, at the time of the acquisition, a reasonable opportunity to dispose of their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

Liquidation Rights

        In the event of liquidation, after the holders of all series of preferred stock have received $100 per share in the case of involuntary liquidation, and the then applicable redemption prices in the case of voluntary liquidation, plus in either case an amount equal to all accumulated and unpaid dividends, the holders of the common stock are entitled to the remaining assets.

Preemptive and Subscription Rights and Transfer Agent

        No holder of our capital stock has the preemptive right to purchase or subscribe for any additional shares of our capital stock.

        Our common stock is listed on the New York Stock Exchange. The Bank of New York is the Transfer Agent and Registrar for the common stock.

Stockholder Rights Plan

        The board of directors declared a dividend of one right (a "Right") for each outstanding share of common stock of our company held of record at the close of business on June 28, 2001. Shares of common stock issued after June 28, 2001 and prior to the Separation Time (as defined below) or issued at any time after June 28, 2001 pursuant to any options and convertible securities outstanding at the Separation Time will also have Rights attached to them.

         Trading and Distribution of the Rights.    The Rights were issued under a Stockholder Protection Rights Agreement (the "Rights Agreement"), between us and The Bank of New York, as successor Rights Agent (the "Rights Agent"). Each Right entitles its registered holder to purchase from or exchange with us, after the Separation Time, one share of common stock, for a price of $95.00 (the "Exercise Price"), subject to adjustment. Until the Separation Time, the Rights will not trade separately, but instead will be represented by, and transferred with, the common stock certificates (or in the case of uncertificated common stock, by the registration of the associated share of common stock on our stock transfer books). Common stock certificates issued after June 28, 2001 and prior to the Separation Time will represent one Right for each share of common stock and will contain a legend incorporating by reference the terms of the Rights Agreement (as it may be amended from time to time). Common stock certificates outstanding on June 28, 2001 also will represent one Right for each share of common stock even though they do not have this legend. Uncertificated common stock issued after June 28, 2001, but prior to the Separation Time which has been registered on our stock transfer books will represent one Right for each share of common stock registered. Promptly following the Separation Time, separate certificates representing the Rights will be mailed to holders of record of common stock at the Separation Time.

        The Separation Time will be the close of business on the earlier to occur of (i) the tenth business day (or any later date our board of directors determines prior to the Separation Time that would otherwise have occurred) after the date on which any person commences a tender or exchange offer which, if completed, would result in the person becoming an Acquiring Person (as defined below), and (ii) the first date or any later date as our board of directors may determine (the "Flip-in Date") of public announcement by us expressly stating that any person has become an Acquiring Person (the date of the public announcement being the "Stock Acquisition Date"). If a tender or exchange offer referred to in clause (i) is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of stock, the offer will be deemed never to have been made.

         Acquiring Persons.    An Acquiring Person is any person, or group of affiliated or associated persons, having Beneficial Ownership (as defined in the Rights Agreement) of 15% or more of the outstanding shares of common stock. However, the following will not be deemed Acquiring Persons:

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  our company, any of our wholly-owned subsidiaries or any employee stock ownership or other employee benefit plan of ours or of a wholly-owned subsidiary of ours;

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  any person who is the Beneficial Owner of 15% or more of the outstanding common stock as of the date of the Rights Agreement or who becomes the Beneficial Owner of 15% or more of the outstanding common stock solely as a result of an acquisition of common stock by us, until the time the person acquires additional common stock, other than through a dividend or stock split;

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  any person who becomes the Beneficial Owner of 15% or more of the outstanding common stock without any plan or intent to seek or affect control of our company if the person promptly divests sufficient securities so that the person no longer is the Beneficial Owner of 15% or more of the common stock; or

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  any person who Beneficially Owns shares of common stock consisting solely of:
  •
  shares acquired pursuant to the grant or exercise of an option granted by us in connection with an agreement to merge with, or acquire, us entered into prior to a Flip-in Date;

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  shares owned by the person and its affiliates and associates at the time of the grant; and

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  shares, amounting to less than 1% of the outstanding common stock, acquired by affiliates and associates of the person after the time of the grant.

         Exercisability and Expiration.    The Rights will not be exercisable until the business day following the Separation Time. The Rights will expire (the "Expiration Time") on the earliest to occur of:

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  the Exchange Time (as defined below);

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  the close of business on June 28, 2011, unless extended by action of the board of directors;

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  the date on which the Rights are redeemed as described below; and

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  upon the merger of our company into another corporation pursuant to an agreement entered into prior to a Stock Acquisition Date.

         Adjustments.    The Exercise Price and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of a common stock dividend on, or a subdivision or a combination into a smaller number of shares of, common stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for common stock.

         Flip-in and Flip-over.    If a Flip-in Date (as defined above) occurs prior to the Expiration Time, we will take any necessary action to ensure and provide, to the extent permitted by applicable law, that each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate of an Acquiring Person, which Rights will become void) will constitute the right to purchase from us, upon exercise in accordance with the terms of the Rights Agreement, that number of shares of our common stock having an aggregate Market Price (as defined in the Rights Agreement), on the Stock Acquisition Date that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. For example, at an Exercise Price of $95 per Right, each Right not owned by an Acquiring Person (or by related parties) "flips-in" following a Flip-in Date so that it entitles its holder to purchase $190 worth of common stock for $95. Assuming that the common stock had a per share market value of $25 at the time, the holder of each valid Right would, therefore, be entitled to purchase 7.6 shares of common stock for $95.

        Prior to the Expiration Time, if an Acquiring Person controls our board of directors and we then enter into, consummate or permit to occur a transaction or series of transactions in which, directly or indirectly:

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  we will consolidate or merge or participate in a binding share exchange with any other person and (A) any term or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of common stock or (B) the person with whom such transaction or series of transactions occurs is the Acquiring Person or an affiliate or associate of the Acquiring Person; or

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  we will sell or otherwise transfer (or one or more of its subsidiaries will sell or otherwise transfer) assets (A) aggregating more than 50% of our assets (measured by either book value or fair market value) or (B) generating more than 50% of our operating income or cash flow, to any other person (other than us or one or more of our wholly-owned subsidiaries) or to two or more persons which are affiliated or otherwise acting in concert, (a "Flip-over Transaction or Event"), we will take any necessary action to ensure, and will not enter into, consummate or permit to occur such Flip-over Transaction or Event until we have entered into a supplemental agreement with the person engaging in such Flip-over Transaction or Event (the "Flip-over Entity"), for the benefit of the holders of the Rights, this supplemental agreement will provide that upon consummation or occurrence of the Flip-over Transaction or Event:

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  each Right "flips-over" so that it constitutes the right to purchase from the Flip-over Entity, upon exercise in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of the Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price; and

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  the Flip-over Entity will thereafter be liable for, and will assume, all of our obligations and duties pursuant to the Rights Agreement.

         Redemption.    Our board of directors may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all) the then-outstanding Rights at a price of $0.01 per Right (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of the board of directors electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

         Exchange Option.    In addition, the board of directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of common stock, elect to exchange all (but not less than all) the then-outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights will become void) for shares of common stock at an exchange ratio of one share of common stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the "Exchange Ratio"). Immediately upon such action by the board of directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of common stock equal to the Exchange Ratio.

         Amendments.    The terms of the Rights may be amended by the board of directors (i) prior to the Flip-in Date in any manner and (ii) on or after the Flip-in Date to cure any ambiguity, to correct or supplement any provision of the Rights Agreement which may be defective or inconsistent with any other provisions, or in any manner not adversely affecting the interests of the holders of the Rights generally.

         Other Provisions.    The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of our company, including, without limitation, the right to vote or to receive dividends. The Rights will not prevent a takeover of our company. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the common stock unless the Rights are first redeemed by the board of directors. Nevertheless, the Rights should not interfere with a transaction that is in our best interests and our stockholders because the Rights can be redeemed on or prior to the Flip-in Date, before the consummation of such transaction.

PLAN OF DISTRIBUTION

        We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL OPINIONS

        Legal opinions relating to the securities being offered by this prospectus will be rendered by Michael C. Connelly, 414 Nicollet Mall, Minneapolis, Minnesota, and Jones Day, Chicago, Illinois. Certain legal matters relating to the securities will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York for any underwriters, dealers or agents named in a prospectus supplement. Michael C. Connelly is our Vice President and General Counsel and is the beneficial owner of less than 1% of our common stock.

EXPERTS

        The consolidated financial statements, the related financial statement schedules and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Current Report on Form 8-K/A filed on December 13, 2007 for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans," and the effects of the restatement described in Note 2, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

15,000,000 Shares

Xcel Energy Inc.

Common Stock

PROSPECTUS SUPPLEMENT

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PROSPECTUS SUPPLEMENT SUMMARY
The Company
Business Developments
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
XCEL ENERGY INC.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SENIOR UNSECURED DEBT SECURITIES
DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES
BOOK-ENTRY SYSTEM
DESCRIPTION OF COMMON STOCK
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS